                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                 ____________________

                                     SCHEDULE 13G
                                    (RULE 13d-102)

               INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                      UNDER THE SECURITIES EXCHANGE ACT OF 1934


                            TRIANGLE PHARMACEUTICALS, INC.
 -------------------------------------------------------------------------------
                                   (NAME OF ISSUER)




                                     COMMON STOCK
 -------------------------------------------------------------------------------
                            (TITLE OF CLASS OF SECURITIES)



                                      89589H 10 4
 -------------------------------------------------------------------------------
                                    (CUSIP NUMBER)

                                  _________________







                           (CONTINUED ON FOLLOWING PAGE(S))

                                  (PAGE 1  of 5 PAGES)

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-------------------------------                         -----------------------
CUSIP NO.   89589H 10 4               13G               Page 2  of 5  Pages
-------------------------------                         -----------------------

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          DAVID W. BARRY, M.D.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)  / /  (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
               United States
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                        1,303,881(+) shares of Common Stock
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                         0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                     1,303,881(+) shares of Common Stock
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                     0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,303,881(+) shares of Common Stock
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               7.4% as of December 31, 1996
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
               IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

+ Includes 25,381 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of December 31, 1996.

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                                                               Page 3 of 5 Pages

ITEM 1(a)     NAME OF ISSUER:

              Triangle Pharmaceuticals, Inc.


ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              4 University Place
              4611 University Drive
              Durham, NC 27707


ITEM 2(a)     NAME OF PERSON FILING:

              David W. Barry, M.D.


ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              Triangle Pharmaceuticals, Inc.
              4 University Place
              4611 University Drive
              Durham, NC 27707


ITEM 2(c)     CITIZENSHIP:

              United States


ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock

ITEM 2(e)     CUSIP NUMBER:

              89589H 10 4

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                                                               Page 4 of 5 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable


ITEM 4.       OWNERSHIP.

              (a)  Amount Beneficially Owned:  1,303,881+ shares of Common
                   Stock

              (b)  Percent of Class:  7.4%

              (c)  Number of shares as to which such person has:

                   (i)       sole power to vote or to direct the vote:
                             1,303,881+

                   (ii)      shared power to vote or to direct the vote:  0

                   (iii) sole power to dispose or to direct the disposition of: 1,303,881+

                   (iv)      shared power to dispose or to direct the
                             disposition of:  0


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable

+ Includes 25,381 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of December 31, 1996.

                                                               Page 5 of 5 Pages

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable


ITEM 10.      CERTIFICATION.

              Not Applicable.


                                      SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 1, 1997



Signature:  /s/ David W. Barry, M.D.
          --------------------------------



Name/Title:        David W. Barry, M.D.